Contact:

Investors	News Media
Patty Campanile	Linda Megathlin
(508)236-3147	(508)236-1761
pcampanile@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES B.V. ANNOUNCES DEBT REFINANCING

Almelo, the Netherlands - June 6, 2008 - Sensata Technologies B.V. (the “Company”) announced today that it plans to issue an aggregate principal amount of €141 million of senior subordinated notes (the “Notes”) with a coupon of 11.25% and a maturity date of May 1, 2016 in a transaction exempt from the registration requirements of the Securities Act of 1933.

The Notes will be unsecured and will be subordinated in right of payment to all of the Company’s existing and future senior indebtedness and on par with the existing and future senior subordinated notes.

The Company intends to use the net proceeds from the offering of the Notes, along with cash, to repay amounts outstanding under its existing senior subordinated term loan, originally issued as bridge financing for the acquisition of Airpax Holdings, Inc. in July, 2007.

About Sensata Technologies B.V.

On April 27, 2006, Sensata Technologies B.V., a company owned by an affiliate of Bain Capital Partners, LLC, a leading global private investment firm, completed the acquisition of the Sensors & Controls business of Texas Instruments Incorporated.

Sensata is a leading designer and manufacturer of sensors and controls in each of the key applications in which it competes. Sensata has business and product development centers in the United States, the United Kingdom, the Netherlands and Japan; and manufacturing operations in Brazil, China, Korea, Malaysia, Mexico, and the Dominican Republic, as well as sales offices around the world. Sensata employs approximately 9,000 people worldwide.

The Company manufactures over 20,000 different products that are highly engineered and application specific and ships over one billion units each year.

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities.  The securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our filings are available from our Investor Relations Department or from the SEC website, www.sec.gov.